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                                                                   Exhibit 10.7

                      BRAND INTEGRATION AND LICENSE AGREEMENT


          This Brand Integration and License Agreement ("AGREEMENT") is entered into as of May 8, 1999, between NBC Multimedia, Inc., a Delaware corporation (together with its successors and assigns, "LICENSEE"), and National Broadcasting Company, Inc., a Delaware corporation (together with its successors and assigns, "NBC" or "LICENSOR").

          WHEREAS, NBC, GE Investments Subsidiary, Inc., Neon Media Corporation ("NMC"), Xoom.com, Inc. and Xenon 2, Inc. intend to enter into an Agreement and Plan of Contribution, Investment and Merger (the "Investment Agreement") relating to the establishment of NMC, as a wholly-owned subsidiary of NBC Multimedia, Inc. the contribution of the Internet online destination sites, NBC.com and NBC-IN.com (and, together with Videoseeker.com, the "CONTRIBUTED SITES") to NMC, and the merger of NMC with and into Xenon 2, Inc., a wholly-owned subsidiary of Xoom.com, Inc. (together with its successors and assigns, "NEWCO");

     WHEREAS, the Licensor is the owner of all rights in and to the trademark "NBC" (the "MARK"), the NBC multicolor logo (the "LOGO") and the NBC soundmark (the "CHIME");

     WHEREAS, during the term of this Agreement, Licensor and Licensee intend for Licensee to operate the Contributed Sites under the names "NBC.com", "NBC-IN.com" and Videoseeker.com with the Logo appearing on the Contributed Sites, and the parties desire to set forth in this Agreement the terms and conditions pursuant to which the pertinent rights are to be granted to Licensee;

     WHEREAS, during the term of this Agreement, Licensor and Licensee intend for Licensee to use the Mark, the Logo and the Chime on certain of Licensee's other Internet online destination sites;

     WHEREAS, it is the intention of the parties, for the mutual benefit of Newco and NBC, that Newco and NBC will integrate each other's programming, products and services and create a consistent cross-platform, cross-business and cross-product marketing and promotional approach for the benefit of Newco, NBC and their respective affiliates and brands;

          NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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SECTION 1  DEFINITIONS

          For purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

          1.1 "AFFILIATE" means with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.

          1.2 "CHANGE OF CONTROL" means any of the following: (i) a merger, consolidation or other business combination or transaction to which a Person is a party if the shareholders of such Person immediately prior to the effective date of such merger, consolidation or other business combination or transaction, do not have beneficial ownership of voting securities representing 50% or more of the total voting power of the surviving corporation or its parent immediately following such merger, consolidation or other business combination or transaction; (ii) any Person shall have beneficial ownership of 50% or more of the total voting power of another Person, and in the case of Newco, any Person shall have beneficial ownership of 20% or more of the outstanding shares of Class A Stock (as such term is defined in Newco's Certificate of Incorporation) at a time when the holders of Class B Stock do not elect a majority of the Board of Directors of Newco; (iii) a sale of all or substantially all of the consolidated assets of a Person to another Person; or
(iv) a liquidation or dissolution of a Person.

          1.3 "CLASS A DIRECTORS" shall have the meaning set forth in Newco's Certificate of Incorporation.

          1.4 "CLASS B DIRECTORS" shall have the meaning set forth in Newco's Certificate of Incorporation.

          1.5 "CLASS B STOCK" shall have the meaning set forth in Newco's Certificate of Incorporation.

          1.6 "CO-BRAND" means an arrangement pursuant to which one party to the arrangement authorizes another party to use the brands or trademarks of the first party in connection with the other party's property, products or services.

          1.7 "CONTENT" means headlines, summaries, features, stories, commodity information, links to databases of information, and other information.

          1.8 "CONTROL (OR CONTROLLED OR CONTROLLING)" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

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          1.9   "CONTROLLING INTEREST" means the acquisition of (a) all of the equity of a Person or all of a business, division or operation, (b) less than all of the equity of a Person, business, division or operation together with the contractual or other right to dispose of such Person, business, division or operation in accordance with Section 4 of this Agreement without the NBC Indemnified Group incurring any liability or obligation to such Person or such Person's equity holders with respect to claims for breach of fiduciary or similar duties, for which Newco does not agree to fully pay, indemnify and hold harmless the NBC Indemnified Group which indemnity must be binding and enforceable against Newco.

          1.10 "DEFAULT" means Content that appears in all versions of the Newco Sites (as defined below), including but not limited to all Co-Branded versions.

          1.11 "EFFECTIVE DATE" shall mean the Closing Date, as such term is defined in the Investment Agreement.

          1.12 "INAPPROPRIATE CONTENT" means any material, including text, graphics, audio or video material, which (a) is pornographic or which contains nudity, explicit sexual material or depictions of sexual acts of a nature, type or degree that NBC Television Network would not normally include in an on-air broadcast, as determined by NBC in its sole and absolute discretion or (b) would otherwise not be normally broadcast on NBC Television Network, in accordance with NBC's Broadcast Standards and Practices as in effect from time to time and as determined by NBC in its sole and absolute discretion, in each case as NBC would apply to any material broadcast on NBC Television Network or delivered over the Internet, as the case may be.

          1.13 "INTERACTIVE OR ENHANCED TV" means (a) television or television-like programs (i.e., full motion video no less than two minutes in length, including, without limitation, everything broadcast on the NBC Television, all current and future television stations owned and operated by NBC or any cable or digital network owned or controlled by NBC ("TELEVISION PROGRAMS")) which are delivered via any transmission method and which incorporate interactivity with the end user (via any back channel) such as choice of camera feeds, click-to-order, polling, game playing and VCR-type functionality (e.g., time shifting, cue and review, indexing, slow motion, etc.), (b) all interactive content and/or applications that are related to, and delivered simultaneously with, such Television Programs and/or (c) any other content and/or applications which are intended to be viewed using a device, a primary purpose of which is the viewing of Television Programs.

          1.14 "INTERACTIVE DELIVERY" means the delivery of content for use by an end user to a monitor or viewing screen, whereby such delivery occurs by means of telephone lines, cable television systems, optical fiber connections, cellular phones, satellites, wireless broadcast or other means of transmission now known or hereafter devised, provided that the end user has the ability to selectively manipulate the presentation to effect substantive content changes during its use (E.G., a user can select the Internet page which such user will view). For purposes of clarity, it is understood that Interactive Delivery will NOT include transmission of any kind, now or hereafter devised, which makes programs and other audio and/or visual recordings of any length, available for viewing in a linear predetermined presentation (E.G., broadcast television, cable


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television, pay-per-view, video-on-demand) with selective manipulation available to the viewer, for example, time delay viewing of a program, color adjustment, volume control, choice of camera feeds, or textual and/or visual and/or audio material which enhances or provides additional information supplementary to and related to the subject matter of the linear predetermined presentation or presentations, such as (i) a separate stream of material with no return path, (ii) a separate stream of material with a return path that is not integrated or connected with the device delivering the linear presentation, or (iii) a separate stream of material with a return path that permits responses (E.G., polling) that do not effect sufficient content change to or manipulation of the linear presentation so as to constitute Interactive Delivery (as an example of an insufficient change, acknowledging poll results); PROVIDED, HOWEVER, that Interactive Delivery shall not include the delivery of Interactive or Enhanced TV or the delivery (whether by Interactive Delivery or otherwise) of audio and/or visual recordings of two minutes or more in length. In addition, Interactive Delivery shall not include the delivery of content to the end user which occurs principally by transporting a physical object incorporating the content, such as magnetic disks or optical disks (for example, CD-ROM).

          1.15 "LICENSED MARKS" means the Mark, the Logo (including any derivatives of, replacements for, or successors to such trademark and logo approved or created by Licensor), the URLs for "NBC.com", "NBC-IN.com" and "Videoseeker.com", the Chime and, to the extent that it can be obtained in a commercially reasonable manner, the URL for "NBCInternet.com".

          1.16 "NBC BUSINESS" means the business of delivering Licensed Content (as defined below) on the Contributed Sites.

          1.17 "NBC BUSINESS MARKS" means any trademarks owned, controlled or licensable by NBC (other than the Licensed Marks) that are contained in or identify the Licensed Content.

          1.18 "NBC STUDIOS" means NBC Studios, Inc., any other Subsidiary of NBC, or NBC itself that owns or produces a television entertainment program that is broadcast on the NBC Television Network.

          1.19 "NBC STUDIOS CONTENT" means any content from, or directly related to, television entertainment programs that are (a) broadcast on the NBC Television Network and (b) either (i) entirely owned by NBC Studios or
(ii) produced pursuant to a joint production or joint venture arrangement or agreement between NBC Studios and a third party that provides NBC Studios with all rights necessary for NBC Studios to provide the Interactive Delivery rights in such programs to Licensee, including, without limitation, content from or directly related to the "Access Hollywood" television program for so long as NBC Studios has all rights to provide the Interactive Delivery rights in such program to Licensee.

          1.20 "NBC COMPETING BUSINESS" means a business, division or operation that distributes broad-based audio and/or visual content of two minutes or more in length for viewing through a monitor or viewing device (whether the distribution is through broadcast or cable, optical fiber connections, satellite, wireless broadcast or any other means of transmission now known or hereafter devised, other than on the Internet, and whether on one or more channels),

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across several types of content, such as: comedies, dramas, talk shows, news, sports, movies and children's programming.

          1.21 "NBC COMPETITOR" means a Person, division or operation whose Primary Business (as defined below) is a NBC Competing Business and all direct and indirect Subsidiaries of such Person, division or operations. The NBC Competitors include, without limitation, as of the date hereof, Disney/ABC, CBS, News Corporation/Fox, Viacom (UPN), Time Warner (WB), Liberty Media, Paxson and USA Network.

          1.22 "NEWCO BUSINESS" means (a) an information, navigation and content aggregation service distributed, all or substantially all, through the Internet that provides, across more than six topics of general interest that do not relate to each other or to a common topic, a combination of all or substantially all of the following: Internet searching, content aggregation, topical interest categories and web directories (a "PORTAL SERVICE"), (b) a broad-based community service distributed, all or substantially all, through the Internet that offers its members homepages, e-mail and chat rooms and may offer, in some cases, message boards, clip art, software libraries and/or online greeting cards (a "COMMUNITY SERVICE"); or (c) a service of direct marketing a broad range of third party products and services through Internet e-mail to registered members of such service (an "E-COMMERCE SERVICE"). For the avoidance of doubt, the term "Newco Business " does not include any Vertical Internet Business or any service that is not conducted, all or substantially all, on the Internet. Portal Services include, as of the date hereof, Microsoft Start, Netscape Netcenter, AOL, Yahoo, Excite, Lycos, Infoseek, Go Network, LookSmart and Alta Vista. Community Services include, as of the date hereof, Tripod, WhoWhere, Angelfire, GeoCities and theglobe.com. e-Commerce Services include, as of the date hereof, Buy.com and Onsale.com.

          1.23 "NEWCO COMPETITOR" means a Person, division or operation whose Primary Business is a Newco Business and all direct and indirect Subsidiaries of such Person, division or operation.

          1.24 "NEWCO SITES" means all of the Internet sites for which Newco owns or controlled by Newco.

          1.25 "NON-PRIMARY COMPETITOR" means a Person that is not a Newco Competitor, but directly or indirectly engages in a Newco Business or has a Controlling Interest in a Person who engages in a Newco Business.

          1.26 "PERSON" shall mean an individual or a corporation, partnership, limited liability company, joint venture, trust or any other entity or organization.

          1.27 "PREFERRED" means (i) when a link to or display of Content appears in a list, the link or Content is in the Default, top-most, and left-most position, but is in any event above the fold in any standard screen resolution; or (ii) when a link to or display of Content appears in a format other than a list, the link or Content is visually more prominent than links to or Content displayed from competitive services, but is in any event above the fold in any standard screen resolution.

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          1.28  "PRIMARY BUSINESS" of a Person means a business that (a)
generates at least one third of that Person's revenues and more revenues than any Subsidiary, other business, division or operation of such Person or (b) accounts for at least one third of that Person's value and more value than any other Subsidiary, business, division or operation of such Person; PROVIDED, HOWEVER, that a Person may not have two Primary Businesses and in the event that the application of subparagraphs (a) and (b) above result in two Primary Business, subparagraph (a) shall govern.

          1.29 "PROMINENT" means (i) when a link to or display of Content appears in a list, the link or Content is within two (2) places of the Default, top-most, and left-most position, but is in any event above the fold in any standard screen resolution; or (ii) when a link to or display of Content appears in a format other than a list, the link or Content is visually more prominent than links to or Content displayed from all but two (2) competitive services, but is in any event above the fold in any standard screen resolution.

          1.30 "STRATEGIC INTERNET BUSINESS" means (a) a Vertical Internet Business or an Internet technology that is owned (or announced that it is being purchased, pursuant to a binding agreement) and integral to the Portal Service, Community Service and/or e-Commerce Service of at least one of the four largest Newco Competitors or (b) a Vertical Internet Business or an Internet technology that is of equal importance to a Vertical Internet Business or an Internet technology that is owned (or announced that it is being purchased, pursuant to a binding agreement) and integral to the Portal Service, Community Service and/or e-Commerce Service of at least one of the four largest Newco Competitors; PROVIDED, HOWEVER, that a technology that is equally important to Internet businesses other than Portal Service, Community Services or e-Commerce Services (for example, an Internet browser (eg, Microsoft Explorer) or an operating system (eg, Microsoft Windows)) shall not be considered to be a Strategic Internet Business. The largest Newco Competitors shall be determined by the aggregate reach of the combined sites of a Newco Competitor and calculated by the then-leading Internet rating service, which service shall be agreed to by the parties (or in the event the parties cannot agree, shall be Media Metrix). As of the date hereof, the parties agree that the leading Internet rating service is Media Metrix. For example, the four largest Newco Competitors, as determined by the March 1999 Media Metrix ratings were AOL, Microsoft, Lycos and Yahoo.

          1.31 "SUBSIDIARY" means, as to any Person, another Person of which outstanding securities having the power to elect a majority of the members of the board of directors (or comparable body or authority performing similar functions) of such other Person are at the time owned, directly or indirectly through one or more intermediaries, or both, by such first Person.

          1.32 "TOPIC" means a sub-section of the Newco Sites that organizes information about a particular area of interest. Topics are organized in a hierarchy, with the top-most level of the hierarchy being referred to as the "Main Topic Page" and pages within the Topic but below the Main Topic Page being referred to as "Sup-Topic Pages."

          1.33  "URL" means a Universal Resource Locator.

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          1.34  "VERTICAL INTERNET BUSINESS"  means any information, navigation and content aggregation service, community service or e-commerce service that is designed to organize a specific type of content that is limited in scope or by topic -- for example, an Internet service that provides content aggregation for money, business and financial services (eg, CBS Marketwatch), an Internet service that provides community services limited to certain topics (eg, Launch Media, a music community) or that is limited to certain groups (eg, iVillage, a women's community) or an Internet service that markets and sells a limited type or category of product or service (eg, consumer electronics -- Egghead.com or mail - Mail.com) or that is limited to marketing and selling primarily NBC Merchandise. For the avoidance of doubt, "Vertical Internet Business" does not include any portion of any business or any other activity that is not conducted, all or substantially all, on the Internet.

SECTION 2  LICENSE GRANT

          2.1 GRANT OF EXCLUSIVE LICENSE. NBC hereby grants to Licensee and its wholly-owned Subsidiaries an exclusive, royalty-free, non-transferable (except in connection with a transaction described in Section 13.2), worldwide, fully paid up license, subject to compliance with the terms and conditions of this Agreement:

          2.1.1 to use, reproduce and display the Licensed Marks solely for the Interactive Delivery on the Contributed Sites of NBC Studio's television entertainment programs as to which NBC or its Subsidiaries has the right to license Licensee (and, following the Effective Date, Newco) for Interactive Delivery;

          2.1.2 to reproduce, transmit and display the NBC Studio Content for Interactive Delivery and to create interactive programming solely for Interactive Delivery from such content on the Contributed Sites (collectively, the "LICENSED CONTENT"), including, for example, the right to create member clubs and chat rooms on the Contributed Sites for NBC Studios Content that NBC Studios owns;

          2.1.3 to use the Licensed Content in advertising, marketing and promotion of the Licensed Content and the Contributed Sites, in accordance with the terms and conditions hereof; and

          2.1.4 to use, reproduce and display the Mark in the form of "NBC Internet, Inc." and "NBCi" and to use, reproduce and display the Mark in such form as the corporate name of Licensee and for all purposes reasonably incident thereto;

PROVIDED, HOWEVER, that Licensee may not use any of the Licensed Content to sell, market, merchandise or otherwise promote products or services in any manner whatsoever or to engage in an e-Commerce Service and; PROVIDED, FURTHER, that none of the Licensed Marks or the Licensed Content may appear on any page displaying, directly linking or referring to a site containing Inappropriate Content.

          2.2   GRANT OF NON-EXCLUSIVE LICENSE.  From and after the
Effective Date, NBC hereby grants to Licensee and its wholly-owned Subsidiaries a non-exclusive, royalty-free, non-

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transferable (except in connection with a transaction described in Section
13.2), worldwide, fully paid up license, subject to compliance with the terms and conditions of this Agreement:

          2.2.1 to use, reproduce and display the Licensed Marks for the Portal Service, the Community Service and the e-Commerce Service of Newco;

          2.2.2 to use, reproduce and display the Licensed Marks and the NBC Business Marks solely for the NBC Business on the Contributed Sites;

          2.2.3 to use, reproduce and display the Licensed Marks and the NBC Business Marks in advertising, marketing and promotion of the Contributed Sites; and

          2.2.4 to use, reproduce and display the Licensed Marks in advertising, marketing and promotion of Newco's Portal Service, Community Service and e-Commerce Service, including but not limited to Newco's press releases, letterhead and business cards, in accordance with the terms and conditions hereof;

PROVIDED, HOWEVER, that Licensee may not use any of the NBC Business Marks to sell, market, merchandise or otherwise promote products or services in any manner whatsoever or to engage in an e-Commerce Service and; PROVIDED, FURTHER, that none of the Licensed Marks or the NBC Business Marks may appear on any page displaying, directly linking or referring to a site containing Inappropriate Content.

          2.3   PROPERTY OF LICENSOR.  Licensee agrees that the Licensed
Marks, the NBC Business Marks and the Licensed Content, used alone or with other elements, together with the goodwill of the business symbolized thereby, are and at all times shall remain the property of Licensor. Licensee agrees and acknowledges that this Agreement constitutes a license, and that no ownership interest in and to the Licensed Marks, the NBC Business Marks or the Licensed
Content is intended to be transferred by this Agreement.   Licensee recognizes
the value of the goodwill associated with the Licensed Marks, the NBC Business Marks and the Licensed Content, and that the Licensed Marks, the NBC Business Marks and the Licensed Content have acquired secondary meaning in the mind of the public. Licensee agrees (i) to do nothing inconsistent with such ownership and that all use of the Licensed Marks, the NBC Business Marks and the Licensed Content by Licensee, including all goodwill generated by Licensee's use and by permitted licensees of the Licensed Marks, the NBC Business Marks and the Licensed Content, shall accrue and inure to the benefit of and be on behalf of Licensor; (ii) not to register or apply for registration of any element of the Licensed Marks, the NBC Business Marks or the Licensed Content; (iii) not to assert any adverse claim against Licensor based upon its use of the Licensed Marks, the NBC Business Marks or the Licensed Content; (iv) not to challenge or contest Licensor's ownership of the Mark, the Logo, the Chime or any element of the Licensed Marks, the NBC Business Marks or the Licensed Content, the validity of the Mark, the Logo, the Chime or any element of the Licensed Marks, the NBC Business Marks or the Licensed Content, or the validity of the license granted herein; and (v) to assist Licensor in recording this Agreement with appropriate government authorities and in procuring any desired registration for the Licensed Marks, the NBC Business Marks or the Licensed Content in the name of Licensor, as may be requested by Licensor (at Licensor's sole expense).

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          2.4   CONFUSINGLY SIMILAR MARKS.  Licensee shall not adopt or use any trademark, service mark, tradename, trading style, fictitious business name, logo or design which may be confusingly similar to the Mark, the Logo, the Chime or any element of the Licensed Marks, the NE Business Marks or the Licensed Content.

          2.5   REGISTRATION OF THE LICENSED MARKS, THE NBC BUSINESS MARKS,
AND THE LICENSED CONTENT. Licensee acknowledges that Licensor has applied or may apply for trademark registrations for the Mark, the Logo and the Chime in the United States of America and throughout the world. Licensee shall assist Licensor, at Licensor's request and sole expense, in the procurement and maintenance of the registrations for the Mark, the Logo and the Chime, and in the procurement and maintenance of Licensor's rights in the Mark, the Logo, the Chime, the Licensed Marks, the NBC Business Marks and the Licensed Content (including all intellectual property rights therein whether recognized now or in the future). In connection therewith, Licensee shall, without limitation, at Licensor's request and at Licensor's expense, execute and deliver to Licensor in such form as it may reasonably request, all instruments necessary to (i) effectuate copyright and trademark protection; (ii) record Licensee as a registered user of any trademarks pursuant to this Agreement, and (iii) cancel any such registration. Such registration shall be handled by attorneys selected or approved and paid for by Licensor unless agreed to in writing by Licensor. Licensor alone shall have the right to make all filings necessary for trademark clearance and risk analysis concerning use of, and shall in its own name have the right to make all filings necessary to register, the Mark, the Logo, the Chime, the NBC Business Marks and the Licensed Content in those jurisdictions in which such registrations may be required in order for Licensee to conduct its business. Licensor agrees to consider in good faith Licensee's request for additional registrations or extension of the goods and services covered by the registrations of the Licensed Marks, the NBC Business Marks or the Licensed Content; PROVIDED, HOWEVER, that Licensor shall determine in its sole and absolute discretion whether to apply for any such additional registrations or extensions using the same standard that Licensor applies to additional registrations or extensions of its owns marks and content and; PROVIDED, FURTHER, that if Licensor decides to apply for any such additional registration or extension, they shall be handled by Licensor and its attorneys at Licensee's sole expense. Licensee shall not apply for or register any of the Licensed Marks, the NBC Business Marks or the Licensed Content in the United States of America or anywhere else in the world without the prior written consent of Licensor. Licensor makes no warranty or representation that trademark or copyright protection shall be secured in the Mark, the Logo, the Chime or any element of the Licensed Marks, the NBC Business Marks or the Licensed Content.

          2.6 REFERENTIAL USE. Licensor also hereby grants to Licensee the right to license or permit (without the right to sublicense) the referential use of the Licensed Marks, the NBC Business Marks and the Licensed Content by authorized third parties for advertising, marketing or promotion in accordance with the terms of Sections 2.1 and 2.2 above. Such licenses shall be in writing and approved by appropriate legal counsel acting for Licensor in advance of such use, and shall be substantially as protective of the Licensed Marks, the NBC Business Marks and the Licensed Content as this Agreement. Licensee shall notify NBC's Law Department sufficiently in advance of the granting of any such license (or any generic type thereof) to provide Licensor a full opportunity to exercise its rights of approval in a deliberate manner. Licensee shall not

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purport to grant any licenses to use the Licensed Marks, the NBC Business Marks or the Licensed Content without the prior written consent of NBC's Law Department, and any such purported grant made without such consent shall have no effect and shall be null and void from its inception. Licensor may specify the person to whom Licensee shall send such requests for approval. Licensor shall be deemed to have approved a request for a license or referential use if Licensee complies with Section 3.7 hereof and Licensor does not object in writing within the time period specified therein.

          2.7 RESERVATION OF RIGHTS. All rights in the Licensed Marks, the NBC Business Marks and the Licensed Content not expressly granted hereunder to Licensee (except to the extent the rights are exclusively licensed to Licensee pursuant to Section 2.1 hereunder) are reserved by Licensor and may be exercised by Licensor or any of its affiliates concurrently herewith. Licensor shall make no use of the Licensed Marks, the NBC Business Marks or the Licensed Content other than as expressly permitted hereunder, including, without limitation, the right to create and register URLs for the marketing, licensing and selling of NBC Merchandise (as defined below). All rights in and to all other trademarks, service marks, trade names, trading styles, business names and fictitious business names, regardless of whether the Mark, the Logo or the Chime are a part thereof, are reserved to Licensor, its affiliates and its other licensees. Licensee shall not use any of the Licensed Marks, the NBC Business Marks or the Licensed Content together or in combination with any other trademark, service mark, tradename, trading style, fictitious name, logo, name, character, symbol, design, likeness or literary or artistic material in such a manner that might tend to create a composite mark, unless otherwise approved in advance by Licensor (subject to Section 3.7 hereof). Other than the use of the Licensed Marks, the NBC Business Marks and the Licensed Content as expressly permitted pursuant to Sections 2.1 and 2.2, Licensor specifically reserves all rights to the Licensed Marks, the NBC Business Marks and the Licensed Content (except to the extent the rights are exclusively licensed to Licensee pursuant to Section 2.1 hereunder) for digital television exhibition, digital and analog broadcast, terrestrial, cable or satellite television and on any other television channel or service, including, without limitation, the NBC Television Network, all NBC TV affiliates, the CNBC and MSNBC cable and Internet networks and Interactive or Enhanced TV.

          2.8   MANDATORY USE OF LICENSED MARKS.   During the term of this
Agreement, (i) Licensee shall at all times brand all or substantially all of the pages of the Contributed Sites, and all or substantially all of the pages containing any Licensed Content, using the Mark, as well as the Logo (where appropriate) with the Logo conforming to the sample provided by Licensor, from time to time, with "branded" or "branding" as used herein meaning that the Mark and the Logo shall appear, at a minimum, on all or substantially all of the pages on the Contributed Sites, as well as all or substantially all of the pages of the Newco Sites containing Licensed Content; and (ii) the Mark, as well as the Logo shall be prominently featured in any advertising, marketing or promotion for the Contributed Sites.

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          2.9   THIRD PARTY RIGHTS.   Licensee acknowledges that the licenses
granted pursuant to Sections 2.1 and 2.2 hereof and the use of the Licensed Marks, the NBC Business Marks and the Licensed Content by Licensee may be subject to third party rights, terms, conditions, obligations, limitations and restrictions (collectively, "THIRD PARTY RIGHTS"), including, without limitation, the rights of, and royalty payments to, (a) entertainment and creative talent, personalities and personnel, (b) third party packagers, producers and studios and (c) various unions (including, for example, the Screen Actors Guild and the Writers Guild). Licensor shall notify and apprise Licensee of such Third Party Rights and shall use its good faith efforts, as determined by Licensor in its sole and absolute discretion using the same standard that Licensor applies to its own works and content that are subject to Third Party Rights, to work with Licensee to develop methodologies for creating interactive programming for the Contributed Sites that has the minimum applicability of Third Party Rights. Licensee, in turn, shall comply with all such Third Party Rights, as determined and interpreted by Licensor, in good faith and in its sole and absolute discretion using the same standard that Licensor applies to its own marks and content, including making payments to all holders of Third Party Rights.

          2.10 NO OTHER USES OF THE CONTRIBUTED SITES. Licensor acknowledges that Licensee shall have the exclusive right to use the Contributed Sites, subject to the terms and conditions of this Agreement, and agrees not to grant, license, sublicense, assign, transfer or otherwise encumber the URLs to any of the Contributed Sites without the prior written consent of Licensee. Licensee also agrees not to conduct any business, division or operation on the Contributed Sites (except as permitted herein) without the prior written consent of Licensor, subject to Sections 3.6 and
3.7 hereof.

SECTION 3.   QUALITY AND CREATIVE CONTROL

          3.1 CREATIVE CONTROL. Licensor shall direct the creative and editorial aspects of NBC.com to the degree deemed necessary by NBC to ensure that NBC.com will serve as NBC Television's primary promotional vehicle on the Internet and will do so in a manner consistent with NBC's reputation and standard of quality. As such, Licensee shall continue performing all obligations concerning NBC.com and NBC-IN pursuant to contracts, agreements or understandings entered into prior to the date of the Investment Agreement or, following such date, if entered into in accordance with the terms and conditions of the Investment Agreement.

          3.2 BUDGET. Newco shall establish an annual budget for NBC.com at a level intended to provide Newco with as much NBC Television Network content and at least as substantive a promotional impact for NBC TV Network as currently provided by NBC.com. If NBC requires or desires additional promotion or content on NBC.com other than that provided in accordance with such budget, such additional promotion or content will be provided on NBC.com as directed by NBC, provided that NBC shall reimburse Newco for its actual and reasonable out-of-pocket costs (net of any incremental revenue to Licensee) for providing such additional promotion or content.

          3.3 USE OF THE MARK. The use of the Mark shall be limited to the Mark as it appears in the Mark, the use of the Logo shall be limited to the Logo, and the use of the Chime shall be limited to the sounds of the Chime.

          3.4   FIRST-CLASS SERVICES.  Each of the Portal Service, the
Community Service and the e-Commerce Service of Newco, to the extent any of them uses any of the Licensed Marks, the NBC Business Marks or the Licensed Content, shall meet or exceed industry standards for first class Internet services in each such type or category and each such service shall be of high quality consistent with Licensee being a commercially viable business; it being understood that the services provided as of the date hereof by Snap.com and Xoom.com are considered to meet the standards set forth herein as determined as of the date hereof.

          3.5 LICENSEE COVENANTS. Licensee shall (i) maintain the quality of the Contributed Sites and the Portal Service, Community Service and e-Commerce Service of Newco in accordance with Section 3 of this Agreement,
(ii) cooperate with Licensor to facilitate Licensor's control of the nature and quality of the Contributed Sites and the use of the Licensed Marks, the NBC Business Marks and the Licensed Content, (iii) permit reasonable inspection of the Contributed Sites and the Portal Service and Community Service of Newco to ensure such quality, (iv) limit its use of the Licensed Marks, the NBC Business Marks and the Licensed Content to those provided or approved by Licensor and (v) supply Licensor with specimens of all uses of the Mark, the Logo, the Chime, the Licensed Marks, the NBC Business Marks and the Licensed Content upon request. Licensee shall promptly correct all deficiencies in the use of the Licensed Marks, the NBC Business Marks and the Licensed Content, shall take measures reasonably designed to correct objective defects in the use of the Licensed Marks, the NBC Business Marks or the Licensed Content and shall promptly take all reasonable measures that are reasonably available to Licensee to cure any breach of the substantive quality control provisions in Sections 2 and 3 as to which Licensee has actual knowledge, whether or not Licensee is notified of such breach by Licensor and whether or not such breach would give rise to Licensor's right to terminate this Agreement pursuant to Section 12 hereof.

          3.6 APPROVAL FOR USES OF THE LICENSED MARKS AND LICENSED CONTENT. Licensee shall submit for approval to Licensor and Licensor shall have sole right of approval over any uses of the Licensed Marks, the NBC Business Marks or the Licensed Content, including (i) all new services of Licensee that will contain the Licensed Marks, the NBC Business Marks or the Licensed Content and (ii) all advertising, marketing and promotional materials created, produced, commissioned or licensed for use in connection with the Portal Service, Community Service or the e-Commerce Service of Newco, whether produced, commissioned or licensed by Licensee or by any third party; PROVIDED, HOWEVER, that, with respect to the Licensed Marks, Licensor shall apply the same standard for approval as it applies to any proposed use by NBC, its Subsidiaries or any other third party. Licensee shall submit, upon Licensor's reasonable request and for Licensor's approval or rejection, proofs or other representations of any use, advertising or other promotional materials, including, as applicable, screen shots, television and radio commercials, print advertisements, promotional materials and other materials, specifications or information containing any of the Licensed Marks, the NBC Business Marks or the Licensed Content; PROVIDED, HOWEVER, that, with respect to the Licensed Marks, Licensor shall apply the same standard for approval as it applies to any proposed use by NBC, its Subsidiaries or any other third party. Licensor shall designate individual representatives with authority to approve or disapprove of any use of the Licensed Marks, the NBC Business Marks or the Licensed Content by Licensee; it being understood that individuals from NBC's Law Department will review potential uses of the Licensed Marks and individuals from NBC's Entertainment Division will review potential uses of the NBC Business Marks or the Licensed Content. Licensee shall have no right to use the Licensed Marks, the NBC Business Marks or the Licensed Content in a manner or form not approved by Licensee in accordance with the terms and conditions of this Agreement.

          3.7 DEEMED APPROVALS. Provided that Licensee has provided true and complete copies, in final form, along with materials and other information requested by Licensor with respect to any such proposed use or advertisement including any of the Licensed Marks, the NBC Business Marks or the Licensed Content, any such use that is submitted and described in final form and not rejected within 7 days of the receipt by Licensor of the proposed use, and any such advertisement that is submitted in final form and not rejected within 7 days, shall be deemed to be approved. Prior approval by Licensor of a format and purpose of use of any of the Licensed Marks, the NBC Business Marks or the Licensed Content by Licensee, or use by Licensor of a Licensed Mark, an NBC Business Mark, or Licensed Content on the Contributed Sites during the two years prior to the date hereof, shall constitute permission to use such Licensed Mark, such NBC Business Mark or such Licensed Content on the Contributed Sites in the specific manner and for the format and purpose of use so approved without the necessity of seeking separate approvals for each additional specific use.

          3.8   COMPLIANCE WITH LAW.  Licensee agrees to perform this
Agreement in accordance with all laws, statutes, ordinances, rules, regulations and requirements of all governmental agencies or authorities having jurisdiction with respect to the Contributed Sites and Newco's Portal Service, Community Service and e-Commerce Service, including any rules or requirements promulgated by any body established by multilateral consent to govern any aspect of the Internet.

          3.9 LICENSOR'S GUIDELINES. Licensor will provide Licensee with reasonable written guidelines regarding use of the Licensed Marks , and which from time to time may be amended by Licensor, including if required by such guidelines use of trademark symbols where appropriate (for example, -TM- or -Registered Trademark-), and inclusion of Licensor's standard trademark attribution legends in all such materials, and the grant of the License herein to Licensee is also contingent upon Licensee's conformance with these guidelines. Licensee shall not alter, mutilate, dilute, create derivative forms of, or otherwise change the format of the Mark, the Logo, the Chime or any element of the Licensed Marks, the NBC Business Marks or the Licensed Content in any way or for any purpose without Licensor's prior written approval; PROVIDED, HOWEVER, that, with respect to the Licensed Marks, Licensor shall apply the same standard for approval as it applies to any proposed use by NBC, its Subsidiaries or any other third party.

          3.10 NO SUBLICENSING OR ENCUMBRANCES. Licensee shall not sublicense (except as permitted herein), pledge, offer as security or otherwise encumber any element of the Licensed Marks in any way or its rights hereunder without the prior written consent of Licensor.

SECTION 4  RESTRICTIONS ON NBC.

          4.1 RESTRICTIONS ON RELATIONSHIPS WITH NEWCO COMPETITORS. NBC and its direct and indirect Subsidiaries (other than Newco and its direct and indirect Subsidiaries) will not (i) authorize or permit a Newco Competitor (other than Newco and its direct and indirect Subsidiaries) to Co-Brand any of its properties, products or services with any of the Licensed Marks, (ii) operate a Portal Service or a Community Service, (iii) operate an e-Commerce Service that competes in scope and range with Newco's e-Commerce Service as of the Effective Date or as expanded hereafter, (iv) invest in, purchase or loan money to a Newco Competitor (v) grant a license to a third party, in each case, to use the Licensed Marks or provide any of the Licensed Content to any third party for Interactive Delivery on any Internet site, or (vi) use the Licensed Marks for Interactive Delivery of NBC Studio's television entertainment programs on any Internet site.

          4.2 FIRST LOOK RIGHT FOR NON-PRIMARY COMPETITORS. In the event that NBC or its direct or indirect Subsidiaries acquires a Controlling Interest in a Non-Primary Competitor, then, following such acquisition, NBC and the Class A Directors of Newco shall enter into good faith discussions concerning the purchase by Newco of such Non-Primary Competitor at the fair market value thereof, as determined by the parties or pursuant to a third party valuation procedure set forth in Section 8 below. NBC shall give written notice to Newco of such acquisition within 15 days after the effective date of such acquisition. In the event that the Class A Directors determine that Newco shall not purchase such Non-Primary Competitor on terms to which NBC is willing to agree (or make no decision within the later of (a) 3 months following the commencement of such good faith discussions or (b) 30 days following completion of the valuation procedure), then, notwithstanding anything to the contrary in this Agreement, NBC may continue to own, control and operate such Non-Primary Competitor or any interest therein but may not permit such Non-Primary Competitor to use the Licensed Marks to brand or Co-Brand its products or services until the 24 month anniversary following the acquisition of such Non-Primary Competitor by NBC (after which time the Licensed Marks may be used to brand or Co-Brand such products and services).

          4.3 FIRST LOOK RIGHTS FOR STRATEGIC INTERNET BUSINESS. In the event that NBC or its direct and indirect Subsidiaries acquires a Controlling Interest in a Person whose Primary Business is a Strategic Internet Business, then, following such acquisition, NBC and the Class A Directors of Newco shall enter into good faith discussions concerning the purchase by Newco of such Strategic Internet Business at the fair market value thereof, as determined by the parties or pursuant to the third party valuation procedure set forth in
Section 8 below. NBC shall give written notice to Newco of such acquisition within 15 days after the effective date of such acquisition. In the event that the Class A Directors determine that Newco shall not purchase such Strategic Internet Business on terms to which NBC is willing to agree (or make no decision within the later of (a) 3 months following the commencement of such good faith discussions or

(b) 30 days following completion of the valuation procedure), then, notwithstanding anything to the contrary in this Agreement, NBC may continue to own, control and operate such Strategic Internet Business or any interest therein but may not permit such Strategic Internet Business to use the Licensed Marks to brand or Co-Brand its products or services until the 24 month anniversary following the acquisition of such Strategic Internet Business by NBC (after which time the Licensed Marks may be used to brand or Co-Brand such products and services). In the event that the Class A Directors determine that Newco shall not purchase such Strategic Internet Business and for so long as NBC or its direct or indirect Subsidiaries hold a beneficial ownership exceeding 5% in such Strategic Internet Business, the only Board approval required for the acquisition by Newco of any Person or asset that directly competes in the same product or category with such Strategic Internet Business shall be the approval of a Board of Directors committee consisting solely of Class A Directors; PROVIDED that such acquisitions do not exceed, in the aggregate, a comparable value to such Strategic Internet Business (as determined based on the value of the Strategic Internet Business at the time of the Class A Director vote). For example, a $50 million acquisition is comparable to a $200 million acquisition, but a $500 million acquisition is not comparable to a $2 billion acquisition.

          4.4   FIRST LOOK RIGHTS FOR A NON-PRIMARY STRATEGIC INTERNET
BUSINESS. (a) In the event that NBC acquires a Controlling Interest in a Person whose Primary Business is not a Strategic Internet Business, but is the direct or indirect owner of a Controlling Interest in a Person, or in a division or operation of a Person, engaged in a Strategic Internet Business, then, following such acquisition, NBC, in its sole and absolute discretion, may decide to enter into good faith discussions with the Class A Directors of Newco concerning the purchase by Newco of such Strategic Internet Business at the fair market value thereof, as determined by the parties or pursuant to the third party valuation procedure set forth in Section 8 below. NBC shall give written notice to Newco of such acquisition within 15 days after the effective date of such acquisition. In the event that NBC offers to enter into such good faith discussions and the Class A Directors determine that Newco shall not purchase such Strategic Internet Business on terms to which NBC is willing to agree (or make no decision within the later of (a) 3 months following the commencement of such good faith discussions or (b) 30 days following completion of the valuation procedure), then, notwithstanding anything to the contrary in this Agreement, NBC may continue to own, control and operate such Strategic Internet Business or any interest therein but may not permit such Strategic Internet Business to use the Licensed Marks to brand or Co-Brand its products or services until the 24 month anniversary following the acquisition of such Strategic Internet Business by NBC (after which time the Licensed Marks may be used to brand or Co-Brand such products and services). In the event that the Class A Directors determine that Newco shall not purchase such Strategic Internet Business and for so long as NBC or its direct or indirect Subsidiaries hold a beneficial ownership exceeding 5% in such Strategic Internet Business, the only Board approval required for the acquisition by Newco of any acquisition by Newco of any Person or asset that directly competes in the same product or category with such Strategic Internet Business shall be the approval of a Board of Directors committee consisting solely of Class A Directors; PROVIDED that such acquisitions do not exceed, in the aggregate, a comparable value to such Strategic Internet Business (as determined based on the value of the Strategic Internet Business at the time of the Class A Director vote). For example, a $50 million acquisition is comparable to a $200 million acquisition, but a $500 million acquisition is not comparable to a $2 billion acquisition. However, in the event that NBC determines not to enter into such good faith discussions with the Class A Directors, then NBC may continue to own, control and operate such Strategic Internet Business or any interest therein but may not permit such Strategic Internet Business to use the Licensed Marks nor Co-Brand or rebrand such Strategic Internet Business with the Licensed Marks during the term of this Agreement.

          (b) In the event that NBC or its direct or indirect Subsidiaries acquires a beneficial ownership interest that is less than a Controlling Interest in a Person whose Primary Business is a Strategic Internet Business or in a Person whose Primary Business is not a Strategic Internet Business, but is the beneficial owner of less than a Controlling Interest in a Person, or in a division or operation of a Person, engaged in a Strategic Internet Business, then NBC shall negotiate in good faith to obtain strategic carriage and investment rights for Newco on terms advantageous to Newco and at Newco's cost.

          4.5 DISAPPROVED ASSET. For so long as the Class B Stock constitutes at least 20% of the outstanding capital stock of Newco, if (a) the Board of Directors of Newco votes not to approve Newco's acquisition of an asset that Newco management in good faith seeks to acquire and has a reasonable opportunity to acquire (a "DISAPPROVED ASSET"), (b) a majority of the Class A Directors voted to approve such acquisition and (c) NBC or any of its Subsidiaries acquires a Controlling Interest in such Disapproved Asset during the one year period following such Board vote, then in such event any acquisition by Newco of an asset that directly competes in the same product or category with the Disapproved Asset shall be subject only to the approval of a Board of Directors committee consisting solely of Class A Directors; PROVIDED that such acquisitions do not exceed, in the aggregate, a comparable value to such Disapproved Asset (as determined based on the value of the Strategic Internet Business at the time of the Class A Director vote). For example, a $50 million acquisition is comparable to a $200 million acquisition, but a $500 million acquisition is not comparable to a $2 billion acquisition.

SECTION 5   RESTRICTIONS ON NEWCO.

          5.1   RESTRICTIONS ON RELATIONSHIPS WITH NBC COMPETITORS.  (a)
Newco and its direct or indirect Subsidiaries will not (i) authorize or permit a NBC Competitor to Co-Brand any of its properties, products or services with any of Newco's brands or trademarks (including the Snap brand), (ii) invest in, purchase or loan money to a NBC Competitor, (iii) sell or issue to a NBC Competitor or any of its Affiliates any stock or other securities of Newco or any of its Subsidiaries, (iv) share data collected with respect to end users of NBC.com or NE-IN with, or act as a service bureau with respect to such data on behalf of, any NBC Competitor or a NBC Competing Business or (v) engage in a NBC Competing Business.

          (b) For as long as Newco is utilizing the Mark as licensed in Section 2.1.4, neither Newco nor any of its Subsidiaries will directly or indirectly engage in any business or operation other than the Newco Business, the Interactive Delivery of Content, Strategic Internet Businesses, and any other business or operation conducted all or substantially all over the Internet and activities reasonably necessary to support such businesses.

          5.2 RESTRICTIONS ON THE INTERACTIVE DELIVERY OF NEWS. (a) Without NBC's prior written consent, neither Newco nor any of its Subsidiaries shall, directly or indirectly, acquire any Person or asset or operate any business, division or operation that, directly or indirectly, creates or engages in the Interactive Delivery of (i) general local, national and international news or (ii) news related to (A) business, finance, personal finance or money management, (B) news history/archives, (C) political commentary, (D) consumer news, (E) health news, (F) sports news, (G) weather, (H) basic science news or
(I) entertainment (including performing arts), in each case of the type typically included in general circulation daily newspapers such as the NEW YORK TIMES and the WALL STREET JOURNAL, broadcast news programming or general interest magazines such as TIME, NEWSWEEK, FORBES and MONEY and niche business magazines not of a technical nature such as BROADCAST & CABLE MAGAZINE (collectively, "RESTRICTED NEWS"); PROVIDED, HOWEVER, that Newco and such controlled Affiliates may create or engage in the Interactive Delivery of such level and amount of Restricted News as provided by NE Portal as of the date of the Investment Agreement, as set forth in Exhibit 5.2 attached hereto. Other than the restrictions contained in the preceding sentence, none of Newco nor any of its controlled Affiliates shall be restricted from the Interactive Delivery of news or sports.

          (b) Notwithstanding anything to the contrary contained in this Agreement, NBC shall not be entitled to terminate this Agreement for any breach by Newco or its Subsidiaries of this Section 5.2 and, in addition, NBC's sole and exclusive remedy for any such breach shall be specific performance by Newco or such Subsidiary of this Section 5.2; PROVIDED, HOWEVER, that if specific performance is unavailable or rejected by any court of competent jurisdiction (on grounds other than the merits of such claim of breach), NBC may seek damages for breach of contract, but not indemnification under Section 11.

SECTION 6  GENERAL EXCEPTIONS

      Nothing in this Agreement shall be interpreted as limiting in any way the ability of any party or its Affiliates from (i) promoting, advertising or undertaking market research concerning any aspect of such party or its Affiliates or any of their respective businesses, operations, programs, products or services at any time in any media (including, for example, displaying the Licensed Marks on third party Internet sites to promote Television Programs broadcast on NBC Television Network, any current and future broadcast television station owned or controlled by NBC or any cable or digital network owned or controlled by NBC), (ii) selling advertisements, sponsorships or promotions to any Newco Competitor, Newco Business, Non-Primary Competitor, NBC Competitor or NBC Competing Business for cash or, subject to the minority investment limitations described below, for equity, other securities or any other property,
(iii) distributing content (whether distributed via the Internet, television or any other media) at any time and in any media, regardless of whether such content is distributed or syndicated on or through or created or provided by a Newco Competitor, a Non-Primary Competitor, a Newco Business, a NBC Competitor or a NBC Competing Business, (iv) entering into a relationship with a Newco Competitor, a Newco Business, a Non-Primary Competitor, a Newco Business, a NBC Competitor or a NBC Competing Business for customary, non-strategic Internet traffic arrangements in the ordinary course of business of such party or its Affiliates, (v) entering into a relationship with another entity, whether or not a Newco Competitor, a Non-Primary Competitor, a Newco Business, NBC Competitor or a NBC Competing Business, with respect to Interactive or Enhanced TV or otherwise providing Interactive or Enhanced TV,
(vi) acquiring investments in Newco Competitors, Non-Primary Competitors,
Newco Businesses, NBC Competitors or NBC Competing Businesses of not more than 20% of the voting securities or value (as determined by market capitalization at the time such investment is made) and that do not entitle the acquiror to appoint a majority of the Board of Directors (or similar governing body) of, or grant the acquiror majority voting control (by voting trust, stockholder agreement or similar arrangement) over, such entity or business, (vii) acquiring investments in companies that develop independently into Newco Competitors, Non-Primary Competitors, Newco Businesses, NBC Competitors or NBC Competing Businesses of not more than 20% of the voting securities or value (as determined by market capitalization at the time such investment is made) and that do not entitle the acquiror to appoint a majority of the Board of Directors (or similar governing body) of, or grant the acquiror majority voting control (by voting trust, stockholder agreement or similar arrangement) over, such entity or business, (viii) the broadcast or streaming, whether over the Internet or otherwise, of Television Programs, including, without limitation, any program broadcast on the NBC Television Network, all current and future broadcast television stations owned or controlled by NBC or Newco and any cable or digital network owned or controlled by NBC or Newco, (ix) owning, controlling or operating CNBC.com, MSNBC.com or their respective Subsidiaries, or any interest therein, permitting CNBC.com, MSNBC.com or their respective Subsidiares to use the Licensed Marks or the NBC Business Marks, entering into relationships with Newco Competitors, Non-Primary Competitors, Newco Businesses or NBC
Competitors with respect to CNBC.com, MSNBC.com or their respective Subsidiaries, as well as any activities, operations or investments of CNBC.com and MSNBC.com and their respective Subsidiaries in the Interactive Delivery of news, financial services or sports and/or products or services related thereto, (x) owning or continuing relations (whether contractual or otherwise) with ValueVision, so long as neither NBC or Newco acquires beneficial ownership of 50% or more of the total voting power of such entity,
(xi) merchandising, licensing and sale of NBC and Newco products, Television Programs or television properties and (xii) marketing, licensing and sale, through an e-Commerce Service or any other wholesale, retail or Internet service or sales channel (whether now known or hereafter devised), of products or services branded or Co-Branded with the Licensed Marks, the NBC Business Marks or the Licensed Content or of products or services based on, related to, or appearing on any Television Program broadcast on the NBC Television Network, any current and future broadcast television station owned or controlled by NBC or any cable or digital network owned or controlled by NBC (collectively, "NBC MERCHANDISE").

SECTION 7  PREFERRED CARRIAGE AND OTHER ARRANGEMENTS

          7.1 CARRIAGE OF NBC SERVICES. Newco agrees, for no additional consideration, that certain of NBC's Content shall be displayed on the Newco Sites and shall receive placement as follows, as soon as practicable but not exceeding six (6) months from the Effective Date and subject to any third party agreements in effect as of the date hereof (it being understood that Licensee (and/or Newco, as the case may be) shall use its reasonable commercial efforts to terminate such third party agreements):

          7.1.1   ENTERTAINMENT AND TELEVISION.  In the entertainment Topic
(and its successors including any new Topics into which such Topic may be converted or merged) and the Sub-Topic Pages for such Topics (and their successors including any new Topics into which such Sub-Topics may be moved or merged), the Newco Sites will display and link to NBC.com and NBC.com Content as a Prominent but non-exclusive Content provider. In the television Topic (and its successors including any new Topics into which such Topic may be converted or merged) and the Sub-Topic Pages for such Topics that reasonably relate to NBC.com Content (and their successors including any new Topics into which such Sub-Topics may be moved or merged), the Newco Sites will display and link to NBC.com and NBC.com Content as a the Preferred and Default but non-exclusive Content provider.

          7.1.2 MONEY, FINANCE AND BUSINESS. In the Money, Finance and Business Topics (and their successors including any new Topics into which such Topics may be converted or merged) and the Sub-Topic Pages for such Topics for which CNBC.com provides Content on CNBC.com (and their successors including any new Topics into which such Sub-Topics may be moved or merged), the Newco Sites will display and link to CNBC.com and CNBC.com Content as a the Preferred and Default but non-exclusive Content provider; PROVIDED, HOWEVER, that Newco's search engine is the Preferred Internet search engine on CNBC.com.

          7.1.3 LOCAL. In the Local Topic (and its successor including any new Topics into which such Topic may be converted or merged) and the Sub-Topic Pages for such Topics that reasonably relate to NBC-IN Content (and their successors including any new Topics into which such Sub-Topics may be moved or merged), the Newco Sites will display and link to NBC-IN and NBC-IN Content as a the Preferred and Default but non-exclusive Content provider; provided, that NBC-IN's Content, taken as a whole, remains reasonably competitive with that of its principal competitors. In addition, the Newco Sites will provide a fixed position branded link to the appropriate NBC-IN affiliated television station site positioned in a Prominent location on each Sub-Topic page relating to such NBC-IN affiliate's city.

          7.1.4   NEWS.   In the News Topics (and their successors including
any new Topics into which such Topics may be converted or merged) and the Sub-Topic Pages for such Topics for which MSNBC.com provides Content on MSNBC.com (and their successors including any new Topics into which such Sub-Topics may be moved or merged), the Newco Sites will display and link to MSNBC.com and MSNBC.com Content as a the Preferred and Default but non-exclusive Content provider; PROVIDED, HOWEVER, that MSNBC's Content, taken as a whole, remains reasonably competitive with that of its principal competitors.

          7.1.5 MAINTENANCE OF POSITIONING. Newco shall not re-design, reorganize or otherwise modify the pages upon which NBC Content appears in any manner that would diminish, or otherwise reduce the value of, the positioning and other advantages guaranteed to NBC pursuant to this Section 7.

          7.2 MERCHANDISING AND LICENSING. NBC and Newco shall use their good faith efforts to negotiate terms and conditions for the non-exclusive marketing, licensing and selling of NBC Merchandise on NBC.com and Newco's e-Commerce Service on a mutually-beneficial basis.

          7.3 DATA SHARING. Newco shall provide NBC, its direct and indirect Subsidiaries and its broadcast television affiliates with the maximum amount of access to the registration database of (a) each of the Newco Sites that is permissible in accordance with the privacy policy of each such Newco Site for the purpose of assisting NBC in the market research, demographics and/or promotion of the NBC Television Network, any current and future broadcast television station owned or controlled by NBC, any cable or digital network owned or controlled by NBC and any programming appearing thereon and (b) each of the Contributed Sites that is permissable in accordance with the privacy policy of each such Contributed Site for the purpose of assisting NBC in the marketing, licensing and selling of NBC Merchandise, and in each case shall use all reasonable efforts to coordinate with NBC and such Persons regarding the use of such registration databases for such purposes in accordance with such privacy policies. In addition, Newco shall provide NBC with a comprehensive set of statistics and data with respect to the activities of the end users of the Contributed Sites, and with all information provided by such end users, in response polls and questionnaires regarding the NBC Television Network, all current and future broadcast television stations owned or controlled by NBC and any cable or digital network owned or controlled by NBC, the programming appearing thereon and NBC Merchandise. Such statistics, data and information shall be made available at such times, in such formats and via such methods as are reasonably specified by NBC. NBC shall reimburse Newco for its out-of-pocket expenses necessary to provide NBC with the requested statistics and data, to the extent that such expenses are not included in the budget of NBC.com established in accordance with Section 3.2 hereof; PROVIDED, HOWEVER, that NBC shall have the right to agree to any amount exceeding $1,000 to be paid hereunder before NBC agrees to be bound to any such payments or, if no amount is agreed upon, NBC shall be deemed to have approved payment of such amount if NBC does not object in writing within seven (7) days of receiving written notification from Newco of such out-of-pocket expenses; it being understood that Newco shall not be required to provide such statistics and data if NBC does not reimburse Newco for its expenses in accordance with this sentence.

          7.4 NBC ENTERTAINMENT PERSONALITIES. NBC shall make good faith efforts to obtain the necessary rights for Newco (at Newco's cost) to use the names, likenesses and voices of NBC's entertainment or creative talent, personalities and personnel solely for the Interactive Delivery of such names, likenesses and voices on the Contributed Sites, Newco's Portal Service and Newco's Community Service and the marketing and promotion thereof, and Newco agrees that all contacts and relationships (contractual or otherwise) with NBC's entertainment or creative talent, personalities and personnel shall be exclusively handled by NBC in its sole and absolute discretion and in good faith on behalf of Newco; it being understood that NBC shall not be obligated to obtain any such rights or even enter into any discussion with any such personality if NBC believes, in good faith, that such discussion or request for rights would disadvantage or jeopardize, in any manner, its contacts or relationships with its entertainment or creative talent and personalities or any third party packager, producer or studio. In performance of its obligations under this Section 7.4, NBC shall consult with Newco as to which rights Newco desires to obtain and, if any rights are obtained on behalf of Newco, Newco shall reimburse NBC for any out-of-pocket costs for obtaining such rights, including, without limitation, any amount agreed by NBC to be paid to such entertainment or creative talent, personality or personnel; PROVIDED, HOWEVER, that Newco shall have the right to agree to any amount exceeding $1,000 to be paid hereunder before Newco agrees to be bound to any such payments or, if no amount is agreed upon, Newco shall be deemed to have approved payment of such amount if Newco does not object in writing within seven (7) days of receiving written notification from NBC of such out-of-pocket costs.

          7.5   INTERACTIVE RIGHTS TO NBC ENTERTAINMENT PROPERTIES.  (a)
NBC shall make good faith efforts, on a case-by-case basis as requested by Newco, to obtain the rights for Newco (at Newco's cost) for entertainment television programs and entertainment television content broadcast on the NBC Television Network as to which NBC does not have the right to provide for Interactive Delivery solely for Interactive Delivery on the Contributed Sites, Newco's Portal Service and Newco's Community Service and the marketing and promotion thereof, and Newco agrees that all contacts and relationships (contractual or otherwise) with concerning such rights shall be exclusively handled by NBC in its sole and absolute discretion and in good faith on behalf of Newco; it being understood that NBC shall not be obligated to obtain any such rights or even enter into any discussion with any third party if NBC believes, in good faith, that such discussion or request for rights would disadvantage or jeopardize, in any manner, its contacts or relationships with such third party, any entertainment or creative talent, personality or personnel or any third party packager, producer or studio. In performance of its obligations under this Section 7.5, NBC shall consult with Newco as to which rights Newco desires to obtain and, if any rights are obtained on behalf of Newco, Newco shall reimburse NBC for any out-of-pocket costs for obtaining such rights, including, without limitation, any amount agreed by NBC to be paid to such third party; PROVIDED, HOWEVER, that Newco shall have the right to agree to any amount exceeding $1,000 to be paid hereunder before NBC agrees to be bound to any such payments or, if no amount is agreed upon, Newco shall be deemed to have approved payment of such amount if Newco does not object in writing within seven (7) days of receiving written notification from NBC of such out-of-pocket costs.

          (b) Notwithstanding the foregoing, if Newco has requested Interactive Delivery rights pursuant to Section 7.5 hereof and such rights are obtained for Newco in connection, or as part of a package, with Television Program rights for such entertainment television program or entertainment television content, Newco shall pay NBC the fair market value for such Interactive Delivery rights, as mutually agreed by NBC and Newco or as determined in accordance with the third party valuation procedure set forth in
Section 8 below.

          7.6 EMAIL ADDRESSES. Newco shall provide NBC and its direct and indirect Subsidiaries, without charge, with email addresses on NBC.com for all directors, officers, employees and agents of NBC and such Subsidiaries, and shall allow such Persons to access their email without opening or displaying any page on any of the Newco Sites.

SECTION 8  THIRD PARTY VALUATION PROCEDURE

          Where this Agreement requires that fair market value be determined by third party valuation procedure, the following procedure shall be used. First, the parties shall enter into (or shall have conducted) good faith discussions for a 15 day period. Second, in the event that the parties fail to agree upon a fair market value, then either party may commence the independent appraiser process by notifying the other party and, promptly thereafter, each party shall select an independent appraiser from among the nationally recognized investment banking firms which shall not have been retained by either of the parties within the prior twelve (12) months. The parties' independent appraisers shall calculate the fair market value, such fair market value to be determined as if all of the relevant business or all of the equity of such Person were being sold in a single transaction on arm's length terms between a willing buyer and a willing seller. If the valuation determined by the independent appraisers is reflected in the form of a range, then the median of the highest and lowest numbers in such range shall be used. If the independent appraisers are not able to agree on such valuation or methodology, then the fair market value shall be the average of the determinations by the independent appraisers. If the difference between such valuations exceeds twenty percent (20%) of the amount of the lower of the two valuations, then the parties shall agree upon an additional independent appraiser, which shall be selected from among the nationally recognized investment banking firms and which shall not have been retained by either of the parties within the prior twelve (12) months ("FINAL EVALUATOR"). The final evaluator shall determine the fair market value of the asset in question. In the event that the final evaluator's valuation exceeds the higher valuation of the prior two valuations or is less than the lower of such prior valuations, then in such case the fair market value shall be set by averaging the two valuations that are the closest in amount. In the event that the final evaluator's valuation is less than the higher valuation of the prior two valuations and is higher than the lower valuation of the prior two valuations, then the fair market value shall be the final evaluator's valuation. The parties shall attempt to complete the valuations as soon as reasonably practical and shall instruct the independent appraisers to complete their valuations within 30 days.

SECTION 9  REPRESENTATIONS AND WARRANTIES OF NBC

          NBC represents and warrants as follows:

          9.1 NBC has taken all corporate actions necessary to authorize NBC's execution and delivery of this Agreement and performance of the transactions or obligations contemplated hereby. This Agreement has been duly executed and delivered by NBC and constitutes the legal, valid and binding obligation of NBC, enforceable against NBC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

          9.2 NBC has all rights necessary to grant the rights granted to Newco under Sections 2.1 and 2.2 hereof without the need for any consents, approvals, licenses, or other authorizations.

SECTION 10  REPRESENTATIONS AND WARRANTIES OF NEWCO

          Newco represents and warrants as follows:

          10.1 Newco has taken all corporate actions necessary to authorize Newco's execution and delivery of this Agreement and performance of the transactions or obligations contemplated hereby. This Agreement has been duly executed and delivered by Newco and constitutes the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

SECTION 11  INDEMNITY

          11.1  NBC INDEMNIFICATION OBLIGATION.  As of and after the
Effective Date and subject to Newco's compliance with the terms and conditions of this Agreement, NBC shall indemnify, defend, and hold harmless Newco and its respective successors and assigns and the directors, officers, employees, and agents of each ("NEWCO INDEMNIFIED GROUP") from and against any claims, actions, assessments, losses, damages, liabilities, costs, expenses of litigation (including reasonable attorneys' fees), and settlement amounts, together with interest and penalties (collectively, a "LOSS" or "LOSSES"), asserted against, resulting to, imposed upon, or incurred by a member of the Newco Indemnified Group, to the extent arising from any of the following: (i) any claim by a third party that Newco's use or exercise of the rights licensed or assigned herein infringes any third party's rights; (ii) any claim by a third party arising from NBC's use, prior to the Effective Date, of the URLs licensed pursuant to Section 2 infringes any third party's rights; and (iii) any breach of NBC's representations, warranties, covenants or agreements contained in this Agreement.

          11.2  NEWCO INDEMNIFICATION OBLIGATION.  As of and after the
Effective Date and subject to NBC's compliance with the terms and conditions of this Agreement, Newco shall indemnify, defend, and hold harmless NBC, its Affiliates and their respective successors and assigns and the directors, officers, employees, and any agents of each ("NBC Indemnified Group") from and against any Losses, asserted against, resulting to, imposed upon, or incurred by a member of the NBC Indemnified Group, to the extent arising from any of the following: (i) any breach of Newco's representations, warranties, covenants or agreements contained in this Agreement and (ii) Licensee's marketing, sale or use of any of the Licensed Marks, the NE Business Marks or the Licensed Content except as to those matters for which Licensor is obligated to indemnify Newco pursuant to Section 11.1 hereof.

          11.3 NOTICE OF CLAIM. The party entitled to indemnification hereunder (the "CLAIMANT") shall promptly deliver to the party liable for such indemnification hereunder (the "OBLIGOR") notice in writing (the "REQUIRED NOTICE") of any claim for recovery under Section 11.1 or 11.2, specifying in reasonable detail the nature of the Loss (the "CLAIM"); PROVIDED, HOWEVER, that the failure to provide such notice shall not limit the Claimant's right to indemnification hereunder except to the extent that the Obligor is materially prejudiced hereunder. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation in its possession and reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges that it may assert in any foreseeable litigation.

          11.4 DEFENSE. The Claimant shall permit the Obligor to assume the defense of such Claim and any litigation resulting therefrom (and to prosecute by way of counterclaim or third party complaint any claim against such third party arising out of or relating to the Claim in question) upon receipt by the Claimant of the Obligor's written acknowledgment of its obligation to indemnify the Claimant with respect to the Claim and its agreement to assume the defense of such Claim. After giving such notice of assumption, the Obligor shall not be liable under this Agreement for any legal or other expenses subsequently incurred by the Claimant in connection with such defense but the Obligor shall be responsible for all such expenses incurred by the Claimant in connection with the Claim prior to such assumption. Notwithstanding the foregoing, any Claimant shall be entitled to conduct its own defense at the cost and expense of the Obligor if the Claimant can establish, by reasonable evidence, that the conduct of its defense by the Obligor would reasonably be likely to prejudice the Claimant due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Claimant and the Obligor, and provided further that in any event the Claimant may participate in such defense at its own expense. Counsel selected by the Obligor or by the Claimant to defend any Claim shall be subject to the reasonable approval of the other party. If the Obligor fails to assume the defense of any such Claim as provided above within a reasonable time (which shall be such period of time as will not, in the reasonable judgment of the Claimant, result in prejudice to the rights of the Claimant) after due notice has been given of a Claim, then until such time as the Obligor shall make such assumption, the Claimant shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof without the consent of the Obligor. Such defense shall be at the cost and expense of the Obligor if the Obligor subsequently assumes such defense as provided above, or if it is subsequently determined that the Obligor is or was obligated to defend or indemnify the Claimant with respect to such Claim. Wether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall provide reasonable cooperation in the defense or prosecution thereof.

          11.5 SETTLEMENT. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (a) imposes any nonmonetary obligation or (b) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably delayed or withheld.

SECTION 12  TERM AND TERMINATION

          12.1 TERM. Unless sooner terminated as provided herein, this Agreement and the rights and licenses granted and obligations herein shall continue in perpetuity.

          12.2 GROUNDS FOR TERMINATION. The provisions of this Agreement may be terminated as follows:

          12.2.1 by either NBC or Newco, in the event that NBC and its direct and indirect Subsidiaries no longer own at least 5% of Newco's Common Stock;

          12.2.2 by either NBC or Newco, in the event that (i) the other party files any petition for bankruptcy or is adjudicated a bankrupt or insolvent under the bankruptcy laws of any jurisdiction; (ii) a petition in bankruptcy is filed against the other party and such petition is not dismissed within 60 days; (iii) the other party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (iv) the other party discontinues its business; or (v) a receiver or trustee is appointed for the other party, which appointment is not contested by that party within 60 days;

          12.2.3    by NBC, in the event of a Change of Control of Newco; or

           12.2.4 by NBC, in the event of any material breach by Newco of this Agreement or any breach by Newco of any material representation, warranty, covenant or agreement contained in this Agreement (it being understood that the substantive quality controls contained in Sections 2 or 3 hereof are material covenants and agreements of this Agreement); PROVIDED, HOWEVER, that if such breach is of such a nature that it can reasonably be cured within 30 days following written notice from Licensor to Licensee of such breach, then such right of termination may not be exercised unless such breach shall not have been cured within such 30-day period;

          12.2.5 by NBC, in the event (x) of any breach by Newco of any of the substantive quality controls contained in Sections 2 or 3 hereof, (y) (i) if such breach is of such a nature than it cannot reasonably be cured or (ii) if such breach is cured within the time period specified in subsection 12.2.4 above, and (z) Licensee repeatedly breaches the substantive quality controls contained in Sections 2 or 3 hereof following written notice from Licensor to Licensee of such breach, provided that NBC shall give written notice of each instance of claimed breach on which NBC bases its claim of termination under this subparagraph.

          12.3      EFFECT OF TERMINATION.

          12.3.1    TERMINATION OF RIGHTS AND OBLIGATIONS.  Subject to Section
                    12.3.2 below, upon termination of this Agreement for any reason, all rights and obligations of both parties under this Agreement shall terminate, Licensee shall return to NBC all master files, samples and exemplars received from NBC or, at NBC's request, arrange to have such materials destroyed.

          12.3.2 SURVIVAL OF NON-EXCLUSIVE RIGHTS. Notwithstanding anything to the contrary in Section 12.3.1 above, upon termination of this Agreement pursuant to Sections 12.2.1 or 12.2.3 and, in the case of Section 12.2.3, where a NBC Competitor does not acquire the power to appoint a majority of the Board of Directors of Newco or majority voting control (by voting trust, stockholder agreement or similar arrangement), the license rights granted under Sections
                    2.1 and 2.2 to Newco shall continue for one year after the effective date of termination, provided that the license set forth in Section 2.1 shall become non-exclusive for such one year period, and Newco shall continue to operate the Contributed Assets for such one year period.

          12.3.3 EFFECTS OF TERMINATION. Upon termination of this Agreement for any reason, Newco shall take all reasonably necessary actions to cause its corporate name to be changed to eliminate the use of the Mark as promptly as reasonably practical (but in no event later than one year after the termination of this Agreement). Upon expiration of the one year period set forth in Section 12.3.2 above, NBC shall pay Newco the fair market value (as determined by the parties or in accordance with the third party valuation procedure set forth in Section 8 above) for NBC.com, NBC-IN.com and, to the extent such URLs are owned by Newco, NBCInternet.com and NBCi.com at the effective time of termination, and such purchase price may be paid, in the sole discretion of NBC, in cash or Newco stock.

          12.3.4 In the event that Newco's non-exclusive license survives pursuant to Section 12.3.2 above, the following Sections of this Agreement shall survive during that one year period: Sections 1, 2.1 (but only on a non-exclusive basis), 2.2-2.9, Section 3, Section 6, Sections 7.3-7.6, Sections 11-13. Thereafter, the following Sections of this Agreement shall survive termination: Sections 13.1, 13.4, and 13.8 (with respect to confidential information provided pursuant to the Agreement). In the event that the agreement terminates or expires and Newco's non-exclusive license does not survive under Section
                    12.3.2 above, the following Sections of this Agreement shall survive termination: Sections 13.1, 13.4, and 13.8 (with respect to confidential information provided pursuant to the Agreement).

SECTION 13  MISCELLANEOUS

          13.1 LIMITATION ON LIABILITY. To the extent allowed by applicable law, in no event shall either party be liable for any special, consequential, incidental, indirect, or punitive damages of any kind, or any lost profits, lost revenues, or lost business arising from or relating to this Agreement, even if a party has been advised of the possibility of such damages, however caused.

          13.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. Neither party may assign or otherwise transfer this Agreement, except in connection with a merger, reorganization, or transfer of all or substantially all of the assets of such party to which this Agreement relates, provided that the assignee or transferee shall agree in writing to be bound by this Agreement; PROVIDED, HOWEVER, that NBC Multimedia, Inc. may assign this Agreement to Newco in connection with the transactions contemplated by the Investment Agreement if Newco signs a counterpart to this Agreement and agrees to be bound by it. If NBC transfers any of the Licensed Marks, the NBC Business Marks or the Licensed Content licensed hereunder to a third party, NBC will require the transferee to agree in writing to assume NBC's obligations hereunder with respect to the property being transferred. Any purported assignment made in contravention of this Section 13.2 shall be null and void from its inception.

          13.3 AMENDMENT. This Agreement may be amended only by a written instrument duly executed by Newco and NBC, which must be approved in the case of Newco by a majority of the Class A Directors.

          13.4 WAIVER OF BREACH. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver (which, in the case of Newco, must be approved by a majority of the Class A Directors), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          13.5 NOTICES. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or sent by facsimile (with such facsimile to be confirmed promptly in writing sent by first class mail), sent as follows:

                    (i)  If to NBC, addressed to:

                         National Broadcasting Company, Inc.
                         30 Rockefeller Plaza
                         New York, NY  10112
                         Attention: Tom Rogers; Facsimile: (212) 664-3914

                    (ii) If to Licensee, addressed to:

                         NBC Multimedia, Inc.
                         30 Rockefeller Plaza
                         New York, NY  10112
                         Attention: President, NBC Multimedia
                         Facsimile: (212) 664-5561

                         with a copy to: Xoom.com, Inc
                         300 Montgomery Street, Suite 300
                         San Francisco, CA 94104
                         Attention:  General Counsel
                         Facsimile: (415) 288-2578

or to such other address or addresses or facsimile number or numbers as any of the parties hereto may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by facsimile, or three business days after being so mailed.

          13.6 ENTIRE AGREEMENT. This Agreement, the Investment Agreement and the exhibits and schedules hereto and thereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties hereto with regard to such subject matter.

          13.7  INFRINGEMENT OF THE LICENSED MARKS, THE NBC BUSINESS MARKS
OR THE LICENSED CONTENT. Each party shall promptly notify the other party of any acts, claims, demands or causes of action of which it learns, based upon, relating to, or arising from any attempt by any other Person to use any element of the Licensed Marks, the NBC Business Marks or the Licensed Content or any colorable imitation thereof of which such party becomes aware, in each case that would result in a material diminution or impairment of the other party's rights in such marks or content; it being understood that any infringement of the Licensed Marks, the NE Business Marks or the Licensed Content would result in a material diminution or impairment of NBC's rights in such marks or content. Licensee also shall notify the other party promptly of any litigation or arbitration instituted or threatened by any Person against such Party involving the Licensed Marks, the NBC Business Marks or the Licensed Content. Licensor shall have the sole right to decide whether or not proceedings alleging infringement of the Licensed Marks, the NBC Business Marks or the Licensed Content shall be brought against third parties and to control any litigation or arbitration involving the Licensed Marks, the NBC Business Marks or the Licensed Content. Licensor shall have the sole right to defend the Licensed Marks, the NBC Business Marks and the Licensed Content, at its expense, against imitation, infringement or any claim of prior use.

          13.8. CONFIDENTIALITY. Neither Licensor nor Licensee shall disclose to any third party (other than its respective employees, consultants, contractors or financial and legal advisers, in their capacity as such), any confidential information provided to such party under the terms of this Agreement, and the parties shall enter into a long-form Non-Disclosure and Confidentiality Agreement to memorialize their obligations under this Section 13.8, except that confidential information may be disclosed: (i) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (ii) as part of its reporting or review procedure to its affiliates, its auditors, its attorneys and potential investors provided, however, that such affiliates, auditors, attorneys and potential investors agree to be bound by the provisions of this Section 13.8;
(iii) in order to enforce its rights pursuant to this Agreement where that information is already in the public domain and was released into the public domain other than by breach of this Section 13.8; or (iv) if mutually agreed by Licensor and Licensee in writing (and in the case of Licensee, must be approved by a majority of the Class A Directors).

          13.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage that cannot adequately be addressed by monetary relief will occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof and interlocutory injunctions preventing misuse of the Licensed Marks and the Licensed Content, in addition to any other remedy at law or in equity.

          13.10 CUMULATIVE REMEDIES. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to seek any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          13.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and to be performed entirely in such state. Each party irrevocably and unconditionally submits, for to the exclusive jurisdiction of any state or federal court sitting in the County of New York in any suit, action or proceeding arising out of or relating to this Agreement and for recognition or enforcement of any judgment relating thereto. Each party irrevocably and unconditionally (i) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and (ii) accepts, with regard to any such action or proceeding, the personal jurisdiction of such courts and waives any defense or objection that it might otherwise have to such courts' exercise of personal jurisdiction with respect to it. Any and all service of process shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid.

          13.12 SEVERABILITY. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.

          13.13 HEADINGS. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          13.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        NBC MULTIMEDIA, INC.

                                        By:  /s/ Thomas A. Rogers
                                            --------------------------------
                                        Name:  Thomas A. Rogers
                                        Title:  President, NBC Cable and
                                                Business Development


                                        BROADCASTING COMPANY, INC.


                                        By:  /s/ Thomas A. Rogers
                                            --------------------------------
                                        Name:  Thomas A. Rogers
                                        Title:  President, NBC Cable and
                                                Business Development